GE AEROSPACE ANNOUNCES THIRD QUARTER 2025 RESULTS
Raises 2025 guidance across the board, supported by robust demand and improved output

Third Quarter 2025:
•Total orders of $12.8B, +2%;
•Total revenue (GAAP) of $12.2B, +24%; adjusted revenue* $11.3B, +26%;
•Profit (GAAP) of $2.5B, +33%; operating profit* $2.3B, +26%;
•Profit Margin (GAAP) of 20.7%, +150 bps; operating profit margin* 20.3%, flat;
•Continuing EPS (GAAP) of $2.04, +31%; adjusted EPS* $1.66, +44%;
•Cash from operating activities (GAAP) of $2.6B, +34%; free cash flow* $2.4B, +30%

CINCINNATI — October 21, 2025 — GE Aerospace (NYSE:GE) announced results today for the third quarter ending September 30, 2025.

GE Aerospace Chairman and CEO H. Lawrence Culp, Jr., said, “GE Aerospace delivered an exceptional quarter with revenue up 26%, EPS up 44%, and more than 130% free cash flow conversion. Given the strength of our year-to-date results and our expectations for the fourth quarter, we're raising our full-year guidance across the board."

Culp continued, "FLIGHT DECK, our proprietary lean operating model, is guided by a customer-driven approach to continuous improvement, where daily progress compounds to drive meaningful results. We are seeing that materialize this quarter with strong services and engine output for our customers. Our continued investments in LEAP durability and the future of flight will help us build on this momentum and position us for growth."

Recent highlights include:
•Increased material input from priority suppliers more than 35% year-over-year and high-single-digits sequentially. This contributed to third quarter Commercial Engines & Services (CES) services revenue growth of 28% and deliveries up 33% year-over-year, including record LEAP deliveries up 40% year-over-year. Defense deliveries were up 83% year-over-year.
•Secured new engine wins, including Korean Air selecting GEnx, GE9X, and LEAP-1B engines to power the largest order in its history for a mix of 103 Boeing aircraft plus long-term services; and Cathay Pacific announcing an agreement for 28 additional GE9X engines, taking their total commitment to more than 70.
•Building on learnings from GEnx and LEAP, started the second dust ingestion testing on the GE9X and the first on the CFM RISE program, key milestones in advancing durability and reliability across successive engine programs.
•Advanced mission-critical defense technologies by successfully completing GE Aerospace's first supersonic test campaign in flight and announcing a new partnership and investment in BETA Technologies to co-develop a hybrid electric turbogenerator and accelerate our work toward hybrid electric flight.
•Elected Wesley G. Bush, former Chairman and CEO of Northrop Grumman Corporation, to the GE Aerospace Board of Directors effective December 1, 2025.

* Non-GAAP Financial Measure

Total Company Results & Guidance

	Three Months Ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars, diluted	2025	2024	Year on Year	2025	2024	Year on Year
GAAP Metrics
Total Revenue	$12,181	$9,842	24%	$33,138	$27,890	19%
Profit	2,515	1,893	33%	7,149	5,327	34%
Profit Margin	20.7%	19.2%	150 bps	21.6%	19.1%	250 bps
Continuing EPS	2.04	1.56	31%	5.73	4.34	32%
Cash from Operating Activities (CFOA)	2,556	1,913	34%	6,447	4,499	43%
Non-GAAP Metrics
Adjusted Revenue	$11,305	$8,943	26%	$30,457	$25,241	21%
Operating Profit	2,299	1,818	26%	6,783	5,265	29%
Operating Profit Margin	20.3%	20.3%	0 bps	22.3%	20.9%	140 bps
Adjusted EPS	1.66	1.15	44%	4.80	3.28	46%
Free Cash Flow (FCF)	2,362	1,820	30%	5,933	4,674	27%

Financial Guidance:
Based on GE Aerospace's year-to-date performance and trajectory entering the fourth quarter, the company is updating its full-year 2025 guidance and now expects:

	2024	2025 Guide Prior	2025 Guide Current
Adjusted Revenue* Growth Adjusted Revenue*	'+10% $35.1B	+Mid-teens	+High-teens
Operating Profit* Operating profit margin*	$7.3B 20.7%	$8.2 - $8.5B	$8.65 - $8.85B
Adjusted EPS*	$4.60	$5.60 - $5.80	$6.00 - $6.20
Free Cash Flow* FCF* conversion-a)	$6.2B 123%	$6.5 - $6.9B >100%	$7.1 - $7.3B >100%
Segment guidance included below.

* Non-GAAP Financial Measure
(a – FCF* conversion: FCF* / adjusted net income*

Results & Guidance by Reporting Segment
The following discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Commercial Engines & Services (CES)

	Three months ended September 30				Nine months ended September 30
(Dollars in millions)	2025	2024	Year on Year		2025	2024	Year on Year
Orders	$10,301	$9,799	5%		$31,574	$27,266	16%
Revenue	8,880	7,003	27%		23,846	19,231	24%
Operating profit/(loss)	2,436	1,799	35%		6,588	4,897	35%
Operating profit/(loss) margin	27.4%	25.7%	170	bps	27.6%	25.5%	210	bps

For the quarter, orders of $10.3 billion increased 5%, with services increasing 32% partially offset by timing of equipment orders. Revenue of $8.9 billion was up 27%. Services grew 28% with internal shop visit revenue up 33% and spare parts revenue up more than 25%. Equipment revenue grew 22%, with unit volume up 33% and favorable price offsetting product mix and lower spare engine ratio. Profit of $2.4 billion was up 35%, driven by services volume, mix, and price, which more than offset higher investments and OE growth, including GE9X. Margins expanded 170 basis points.

In 2025, CES now expects revenue growth of low twenties, up from our prior guide of high-teens, driven by higher services revenue, which is now expected to grow low- to mid-twenties, up from high-teens. CES continues to expect equipment revenue to grow high-teens to 20%. Operating profit is expected to be $8.45 billion to $8.65 billion, up from our prior guide of $8.0 billion to $8.2 billion from incremental services revenue and favorable services mix.

Defense & Propulsion Technologies (DPT)

	Three months ended September 30				Nine months ended September 30
(Dollars in millions)	2025	2024	Year on Year		2025	2024	Year on Year
Orders	$2,898	$3,044	(5)%		$8,826	$8,408	5%
Revenue	2,828	2,243	26%		7,715	6,955	11%
Operating profit/(loss)	386	220	75%		1,044	820	27%
Operating profit/(loss) margin	13.6%	9.8%	380	bps	13.5%	11.8%	170	bps

For the quarter, orders of $2.9 billion were down 5% due to timing across quarters. Revenue of $2.8 billion grew 26%. Defense & Systems revenue grew 24% driven by higher engines volume and improved pricing. Propulsion & Additive Technologies revenue grew 29% with all businesses growing over 20%. Profit of $386 million was up 75% as higher volume, customer mix, and price offset investments and inflation. Margins expanded 380 basis points.

In, 2025, DPT now expects revenue growth of high-single-digits, up from mid-to-high-single digits from improved engine output. DPT expects operating profit to be in the $1.2 billion to $1.3 billion range, up from our prior guide of $1.1 billion to $1.3 billion from improved revenue outlook.

* Non-GAAP Financial Measure

Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenue, specifically Adjusted revenue, (2) profit, specifically Operating profit and Operating profit margin; Adjusted net income (loss) and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically free cash flow (FCF), and (4) guidance, specifically 2025 Operating profit, 2025 Adjusted EPS and 2025 FCF.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

Beginning in the first quarter of 2025, we changed the terminology used to report our GAAP earnings from “Earnings” to “Net income” and our non-GAAP earnings from "Adjusted earnings" to "Adjusted net income." The change in terminology does not impact the amounts reported in the financial statements.

ADJUSTED REVENUE, OPERATING PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2025	2024	V%	2025	2024	V%
Total revenue (GAAP)	$12,181	$9,842	24%	$33,138	$27,890	19%
Less: Insurance revenue	875	899		2,681	2,649
Adjusted revenue (Non-GAAP)	$11,305	$8,943	26%	$30,457	$25,241	21%

Total costs and expenses (GAAP)	$9,951	$8,970	11%	$26,874	$24,529	10%
Less: Insurance cost and expenses	514	728		1,967	2,108
Less: U.S. tax equity cost and expenses	5	5		15	9
Less: interest and other financial charges	225	251		593	762
Less: non-operating benefit cost (income)	(198)	(207)		(596)	(628)
Less: restructuring & other	22	378		49	525
Less: goodwill impairments	—	251		—	251
Less: separation costs	53	74		150	408
Add: noncontrolling interests	(3)	(10)		(16)	(5)
Adjusted costs (Non-GAAP)	$9,328	$7,481	25%	$24,681	$21,089	17%

Other income (loss) (GAAP)	$285	$1,021	(72)%	$885	$1,965	(55)%
Less: U.S. tax equity	(48)	(48)		(142)	(121)
Less: gains (losses) on retained and sold ownership interests and other equity securities	8	357		18	598
Less: gains (losses) on purchases and sales of business interests	3	356		3	375
Adjusted other income (loss) (Non-GAAP)	$322	$356	(10)%	$1,007	$1,112	(9)%

Profit (loss) (GAAP)	$2,515	$1,893	33%	$7,149	$5,327	34%
Profit (loss) margin (GAAP)	20.7%	19.2%	150 bps	21.6%	19.1%	250 bps

Operating profit (loss) (Non-GAAP)	$2,299	$1,818	26%	$6,783	$5,265	29%
Operating profit (loss) margin (Non-GAAP)	20.3%	20.3%	0 bps	22.3%	20.9%	140 bps

We believe that adjusting revenue provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of revenue from our run-off insurance operations. We believe that adjusting profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. We also use Adjusted revenue* and Operating profit* as performance metrics at the company level for our annual executive incentive plan for 2025.

*Non-GAAP Financial Measure

ADJUSTED NET INCOME (LOSS) (NON-GAAP)	Three months ended September 30				Nine months ended September 30
(In millions, diluted, per-share amounts in dollars)	2025		2024		2025		2024
	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) from continuing operations (GAAP)	$2,170	$2.04	$1,705	$1.56	$6,143	$5.73	$4,766	$4.34
Insurance net income (loss) (pre-tax)	363	0.34	172	0.16	720	0.67	543	0.49
Tax effect on Insurance net income (loss)(b)	(77)	(0.07)	(37)	(0.03)	(85)	(0.08)	(116)	(0.11)
Less: Insurance net income (loss) (net of tax)	287	0.27	135	0.12	635	0.59	427	0.39
U.S. tax equity net income (loss) (pre-tax)	(60)	(0.06)	(59)	(0.05)	(181)	(0.17)	(154)	(0.14)
Tax effect on U.S. tax equity net income (loss)	71	0.07	70	0.06	212	0.20	189	0.17
Less: U.S. tax equity net income (loss) (net of tax)	11	0.01	11	0.01	31	0.03	35	0.03
Non-operating benefit (cost) income (pre-tax) (GAAP)	198	0.19	207	0.19	596	0.56	628	0.57
Tax effect on non-operating benefit (cost) income	(42)	(0.04)	(43)	(0.04)	(125)	(0.12)	(132)	(0.12)
Less: Non-operating benefit (cost) income (net of tax)	157	0.15	164	0.15	471	0.44	496	0.45
Gains (losses) on purchases and sales of business interests (pre-tax)	3	—	356	0.33	3	—	375	0.34
Tax effect on gains (losses) on purchases and sales of business interests	(1)	—	(10)	(0.01)	2	—	(5)	—
Less: Gains (losses) on purchases and sales of business interests (net of tax)	2	—	346	0.32	5	—	371	0.34
Gains (losses) on retained and sold ownership interests and other equity securities (pre-tax)	8	0.01	357	0.33	18	0.02	598	0.54
Tax effect on gains (losses) on retained and sold ownership interests and other equity securities(a)(b)	(1)	—	—	—	—	—	(1)	—
Less: Gains (losses) on retained and sold ownership interests and other equity securities (net of tax)	8	0.01	357	0.33	18	0.02	597	0.54
Restructuring & other (pre-tax)	(22)	(0.02)	(378)	(0.35)	(49)	(0.05)	(525)	(0.48)
Tax effect on restructuring & other	5	—	79	0.07	10	0.01	110	0.10
Less: Restructuring & other (net of tax)	(17)	(0.02)	(298)	(0.27)	(39)	(0.04)	(415)	(0.38)
Goodwill impairments (pre-tax)	—	—	(251)	(0.23)	—	—	(251)	(0.23)
Tax effect on goodwill impairments	—	—	—	—	—	—	—	—
Less: goodwill impairments (net of tax)	—	—	(251)	(0.23)	—	—	(251)	(0.23)
Separation costs (pre-tax)	(53)	(0.05)	(74)	(0.07)	(150)	(0.14)	(408)	(0.37)
Tax effect on separation costs	11	0.01	61	0.06	31	0.03	311	0.28
Less: Separation costs (net of tax)	(42)	(0.04)	(13)	(0.01)	(119)	(0.11)	(97)	(0.09)
Adjusted net income (loss) (Non-GAAP)	$1,764	$1.66	$1,255	$1.15	$5,141	$4.80	$3,602	$3.28

(a) Includes tax benefits available to offset the tax on gains (losses) on equity securities.
(b) Includes related tax valuation allowances. Tax effect on Insurance net income includes valuation allowances for 2025.

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
We believe that Adjusted net income* provides management and investors with useful measures to evaluate the performance of the total company and increased period-to-period comparability, as well as a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding items that are not closely related with ongoing operations. We also use Adjusted EPS* as a performance metric at the company level for our performance stock units granted in 2025.

*Non-GAAP Financial Measure

FREE CASH FLOW (FCF) (NON-GAAP)	Three months ended September 30			Nine months ended September 30			Twelve months ended December 31
(In millions)	2025	2024	V%	2025	2024	V%	2024
Cash flows from operating activities (CFOA) (GAAP)	$2,556	$1,913	34%	$6,447	$4,499	43%	$5,817
Add: gross additions to property, plant and equipment and internal-use software	(307)	(266)		(842)	(765)		(1,032)
Add: dispositions of property, plant and equipment	51	15		76	102		114
Less: separation cash expenditures	(56)	(144)		(202)	(716)		(800)
Less: Corporate & Other restructuring cash expenditures	(6)	(14)		(51)	(123)		(504)
Free cash flow (FCF) (Non-GAAP)	$2,362	$1,820	30%	$5,933	$4,674	27%	$6,203
Free cash flow (Non-GAAP) conversion %	134%	145%		115%	130%		123%

We believe investors may find it useful to compare free cash flow* performance without the effects of separation cash expenditures and Corporate & Other restructuring cash expenditures (associated with the separation-related program announced in the fourth quarter of 2022). In addition, beginning in the third quarter of 2025, we now include dispositions of property, plant and equipment. We believe this measure will better allow management and investors to evaluate the capacity of our operations to generate free cash flow*. We also use FCF* as a performance metric at the company level for our annual executive incentive plan and performance stock units granted in 2025.

2025 GUIDANCE: 2025 OPERATING PROFIT (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Operating profit* in 2025 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2025 GUIDANCE: 2025 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2025 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2025 GUIDANCE: 2025 FCF (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for free cash flow* in 2025 without unreasonable effort due to the uncertainty of timing for separation and restructuring related cash expenditures.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our public communications and filings we make with the U.S. Securities and Exchange Commission (SEC) may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," "range" or similar expressions. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of macroeconomic and market conditions and volatility on our business operations, financial results and financial position; conditions affecting the aerospace and defense industry, including our customers and suppliers; our expected financial performance, including cash flows, revenue, margins, net income and earnings per share; planned and potential transactions; our credit ratings and outlooks; our funding and liquidity; our cost structures and plans to reduce costs; restructuring, impairment or other financial charges; or tax rates.

For us, particular areas where risks or uncertainties could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•changes in macroeconomic and market conditions and market volatility (including risks related to recession, inflation, supply chain constraints or disruptions, interest rates, values of financial assets, oil, jet fuel and other commodity prices and exchange rates), and the impact of such changes and volatility on our business operations and financial results;
•market or other developments that may affect demand or the financial strength and performance of airframers, airlines, suppliers and other key aerospace and defense industry participants, such as demand for air travel, supply chain or other production constraints, shifts in U.S. or foreign government defense programs and other industry dynamics;
•pricing, cost, volume and the timing of sales, deliveries, investment and production by us and our customers, suppliers or other industry participants;
•the impact of actual or potential safety or quality issues or failures of our products or third-party products with which our products are integrated, including design, production, performance, durability or other issues, and related costs and reputational effects;
•operational execution on our business plans, including our performance amidst market growth and ramping newer product platforms, meeting delivery and other contractual obligations, improving turnaround times in our services businesses and reducing costs over time;
•global economic trends, competition and geopolitical risks, including evolving impacts from sanctions, tariffs or other trade tensions between the U.S. and other countries; demand or supply shocks from events such as a major terrorist attack, war (including the ongoing conflict between Russia and Ukraine and conflict in the Middle East), natural disasters or actual or threatened public health pandemics or other emergencies;
•the amount and timing of our income and cash flows, which may be impacted by macroeconomic, customer, supplier, competitive, contractual, financial or accounting (including changes in estimates) and other dynamics and conditions;
•our capital allocation plans, including the timing and amount of dividends, share repurchases, acquisitions, organic investments and other priorities;
•our decisions about investments in research and development or new products, services and platforms, and our ability to launch new products in a cost-effective manner, as well as technology developments and other dynamics that could shift the demand or competitive landscape for our products and services;
•our success in executing planned and potential transactions, including the timing for such transactions, the ability to satisfy any applicable pre-conditions and the expected benefits;
•downgrades of our credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our funding profile, costs, liquidity and competitive position;
•capital or liquidity needs associated with our run-off insurance operations or mortgage portfolio in Poland (Bank BPH), the amount and timing of any required future capital contributions and any strategic options that we may consider;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs; government defense priorities or budgets; regulation, incentives and emissions offsetting or trading regimes related to climate change; and the effects of tax law changes or audits;
•the impact of regulation; government investigations; regulatory, commercial and legal proceedings or disputes; environmental, health and safety matters; or other legal compliance risks, including the impact of shareholder and related lawsuits, Bank BPH and other proceedings that are described in our SEC filings;

•the impact related to information technology, cybersecurity or data security breaches at GE Aerospace or third parties; and
•the other factors that are described in the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2024, as such descriptions may be updated or amended in future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Additional Information
CFM International is a 50/50 JV that produces CFM56 and LEAP engine families. RISE is a program of CFM International. CFM RISE is a registered trademark. CFM RISE is a technology demonstrator program, not a product for sale. Engine Alliance is a 50/50 JV that produces the GP7200 engine.

GE Aerospace’s Investor Relations website at www.geaerospace.com/investor-relations, as well as GE Aerospace’s LinkedIn and other social media accounts, contain a significant amount of information about GE Aerospace, including financial and other information for investors. GE Aerospace encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional financial information can be found on the Company’s website at: www.geaerospace.com/investor-relations under Events and Reports.

Conference Call and Webcast
GE Aerospace will discuss its results during its investor conference call today starting at 7:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE Aerospace’s website at: www.geaerospace.com/investor-relations. An archived version of the webcast will be available on the website after the call.

About GE Aerospace
GE Aerospace is a global aerospace propulsion, services, and systems leader with an installed base of approximately 49,000 commercial and 29,000 military aircraft engines. With a global team of approximately 53,000 employees building on more than a century of innovation and learning, GE Aerospace is committed to inventing the future of flight, lifting people up, and bringing them home safely. Learn more about how GE Aerospace and its partners are defining flight for today, tomorrow and the future at www.geaerospace.com.

GE Aerospace Investor Contact:
Blaire Shoor, 857.472.9659
blaire.shoor@geaerospace.com

GE Aerospace Media Contact:
Nicole Sizemore, 203.945.9783
nicole.sizemore@geaerospace.com